Exhibit 10.10

APPLIED OPTOELECTRONICS, INC.

UNITED COMMERCIAL BANK

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the “Agreement”) is effective as of May 20, 2009, by and between United Commercial Bank (“Bank”) and Applied Optoelectronics, Inc., a Texas corporation (“Borrower”).

RECITALS

Bank and Borrower are parties to that certain Loan and Security Agreement, dated as of September 6, 2007, as amended as amended from time to time (the “Original Agreement”). Borrower and Bank wish to amend and restate the terms of the Original Agreement. This Agreement sets forth the terms on which Bank will advance credit to Borrower and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, all capitalized terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower Agreement” means the Export-Import Bank of the United States Revolving Guarantee Program Borrower Agreement of even date between Bank and Borrower.

“Borrower’s Books” means all of Borrower’s books and records including:  ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit A attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit A, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, Equipment Advance, Real Estate Advance, EXIM Advance, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrower and its Subsidiaries as at such date.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date. Notwithstanding the foregoing, if the credit extensions issued by Bank’s affiliate entity in China to Global Technology, Inc. is (a) collateralized by real estate owned by Global Technology, Inc. and (b) such credit extension(s) has a maturity of less than one year, then only one-third of the total credit extensions issued to Global Technology, Inc. shall be included in “Current Liabilities.”

“Current Ratio” means a ratio of Current Assets to Current Liabilities.

“Domestic Borrowing Base” means an amount equal to 80% of Eligible Accounts plus the lesser of 30% of Eligible Inventory or $1,000,000, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.  Notwithstanding the foregoing, Eligible Inventory shall not exceed 50% of the total Domestic Borrowing Base.

“EBITDASO” means earnings before interest, taxes, depreciation amortization and stock option expenses.

“Economic Impact Certification” means the Economic Impact Certification as defined in the Borrower Agreement.

“Eligible Accounts” means those Accounts that arise in the ordinary course of Borrower’s business that comply with all of Borrower’s representations and warranties to Bank set forth in Section 5.16; provided, that Bank may change the standards of eligibility by giving Borrower 30 days prior written notice.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)                                       Accounts that the account debtor has failed to pay in full within 90 days of invoice date, unless such Accounts are backed by credit insurance in form and substance satisfactory to Bank, in which case such Accounts shall be excluded from Eligible Accounts if the account debtor has failed to pay in full within the “eligible claim days” as set forth in the applicable credit insurance agreement(s);

(b)                                 Accounts with respect to an account debtor, 50% of whose Accounts the account debtor has failed to pay (i) within 90 days of invoice date or (ii) has failed to pay within the “eligible claim days” as set forth in the applicable credit insurance agreement(s) for any such Accounts that are backed by credit insurance in form and substance satisfactory to Bank

(c)                                        Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty five percent (25%) of all Accounts (the “Concentration Limit”), to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank and except that the Concentration Limit for Accounts with respect to which the account debtor is Cisco/SA shall be forty percent (40%);

(d)                                       Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(e)                                        Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(f)                                         Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

(g)                                       Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, retentions and hold-backs, credit memo or other terms by reason of which the payment by the account debtor may be conditional;

(h)                                       Accounts with respect to which the account debtor is an officer, employee, agent or Affiliate of Borrower;

(i)                                          Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrower for the performance of services or delivery of goods which Borrower has not yet performed or delivered;

(j)                                          Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)                                 Customer deposits; and

(l)                                    Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that arise from “drop shipment” (invoiced by Borrower but shipped from Global Technology, Inc., Applied Optoelectronics Taiwan or other foreign contractors of Borrower) whereby such Accounts are (i) backed by foreign credit insurance or letters of credit reasonably acceptable to Bank or (ii) with publicly traded foreign companies or a foreign subsidiary of a U.S. publicly traded company; and approved by EXIM Bank and EXIM Program s Department of Bank on a case-by-case basis.  All Eligible Foreign Accounts must be calculated in U.S. Dollars.

“Eligible Export-Related Accounts” means Eligible Export-Related Accounts Receivable as defined in the Borrower Agreement.  Unless otherwise agreed to by Bank, Eligible Export-Related Accounts shall not include the following: Eligible Accounts, ineligible receivables as specified in the Borrower Agreement, receivables that do not comply with the requirements of EXIM’s most recent Country Limitation Schedule; or Accounts that the account debtor has failed to pay in full within 60 days of invoice date.

“Eligible Export-Related Inventory” means eligible Export-Related Inventory as defined under Borrower Agreement and EXIM guidelines and as acceptable to Bank, including without limitation, minimum domestic content of fifty percent (50%).  Unless otherwise agreed to by Bank, Eligible Export-Related Inventory shall not include the following: Eligible Inventory, Inventory not supported by export purchase orders, or ineligible inventory as specified in the Borrower Agreement.

“Eligible Inventory” means finished goods inventory located in the United States that is acceptable to Bank.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance(s)” means a cash advance or cash advances under the Equipment Line.

“Equipment Facility” or “Equipment Line” means a Credit Extension of up to $2,137,243.61.

“Equipment Maturity Date” means September 6, 2010.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“EXIM” means the Export Import Bank of the United States.

“EXIM Advance” means a cash advance or cash advances under the EXIM Line.

“EXIM Borrowing Base” means an amount equal to 90% of Eligible Export-Related Accounts plus 75% of Eligible Export-Related Inventory, as determined by Bank with reference to the most recent Export Related Borrowing Base Certificate delivered by Borrower; provided, however that Eligible Export-Related Inventory shall not exceed sixty percent (60%) of the aggregate EXIM Borrowing Base.

“EXIM Line” means a Credit Extension of up to $3,500,000.

“EXIM Maturity Date” means May 20, 2010.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)                           Copyrights, Trademarks and Patents;

(b)                           Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)                            Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)                           Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)                            All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)                              All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)                           All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Liquidity” means the sum of Cash plus the net amount of Credit Extensions available under the Revolving Line.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, including the Borrower Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents, (iii) Borrower’s interest in, or the value, perfection or priority of Bank’s security interest in the Collateral.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Orderly Liquidation Value” means the estimated gross amount, expressed in terms of money, that could typically be realized from a failed facility, assuming that the entire facility would be sold intact with a limited time to complete the sale (6 months) as of a specified date, e.g., the effective appraisal date.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)                                 Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)                                 Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)                                  Indebtedness not to exceed $50,000 in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)                                 Subordinated Debt;

(e)                                  Indebtedness to trade creditors incurred in the ordinary course of business; and

(f)                                   Extensions, refinancings and renewals of any items of (a) through (e), provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investment” means:

(a)                                 Investments existing on the Closing Date disclosed in the Schedule;

(b)                                 other Investments with Bank’s consent which shall not be unreasonably withheld or delayed.

“Permitted Liens” means the following:

(a)                           Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)                           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)                            Liens not to exceed $50,000 in the aggregate (i) upon or in any Equipment (other than Equipment financed by an Equipment Advance) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)                           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) and (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)                                 Inventory in the ordinary course of business;

(b)                                 licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

(c)                                  worn-out or obsolete Equipment; or

(d)                                 other assets of Borrower or its Subsidiaries that do not in the aggregate exceed $150,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum as published in The Wall Street Journal on the date of measurement.

“Real Estate” means (a) the property located at 13115 Jess Pirtle Blvd., Sugar Land, Texas 77478 and (b) the property located on the tract of land containing 2.8911 acres (125,936 square feet) situated in the Brown & Belknap League, Abstract No. 14, Fort Bend County, Texas..

“Real Estate Advance” means a cash advance or cash advances under the Real Estate Facility.

“Real Estate Maturity Date” means September 6, 2010.

“Real Estate Facility” means a Credit Extension of up to $3,740,919.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” or “Revolving Line” means a Credit Extension of up to three million five hundred thousand dollars ($3,500,000).

“Revolving Maturity Date” means May 20, 2010.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” means the capital stock of all of Borrower’s Subsidiaries, including without limitation, Prime World International Holdings, Ltd. and Vale Systems, Inc.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than 50% of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock, partnership interest or limited liability company interest of Borrower and its Subsidiaries minus intangible assets, determined in accordance with GAAP.

“Total Liabilities” means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event, to the extent not already included, all Indebtedness.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Working Capital Facility” means the Revolving Facility.

1.2                               Accounting Terms.  Any accounting term not specifically defined in Section 1.1 shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP.  The term “financial statements” shall include the accompanying notes and schedules.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Credit Extensions.

(a)                                 Promise to Pay.  Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)                                 Advances Under Revolving Line.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base; and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.  Borrower shall deliver to Bank a promissory note for the Advances in substantially the form attached hereto as Exhibit B-1.  Bank may enforce its rights in respect of the Advances under this Agreement without such note.

(ii)                                Borrowing Procedure.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission of an advance request in substantially the form of Exhibit C hereto no later than noon Pacific Time on the Business Day that is one (1) Business Day prior to the Business Day on which an Advance is made.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.  Bank will credit the amount of Advances made under this Section 2.1(b) to a Borrower’s deposit account, as specified by Borrower.

(iii)                            Payments.  Borrower shall pay interest on the aggregate outstanding principal amount of the Advances on the fifth day of each month for so long as any Advances are outstanding.  All Advances shall be due and payable on the Revolving Maturity Date.

(iv)                             Optional Prepayment of the Advances; Termination.  Borrower may at any time prepay any Advance, in whole or in part, without premium or penalty; and may terminate this Agreement and any other Loan Documents by giving notice of termination to Bank and the performance or payment in full of all outstanding Obligations hereunder.

(c)                                  Equipment Advances.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement, Bank has made Equipment Advances to Borrower, and the aggregate amount of such Equipment Advances is two million one hundred thirty seven thousand two hundred forth three dollars and sixty one cents ($2,137,243.61). No further Equipment Advances shall be made to Borrower. Borrower shall deliver to Bank a promissory note for the Equipment Advance in substantially the form attached hereto as Exhibit B-2.  Bank may enforce its rights in respect of the Equipment Advance under this Agreement without such note.

(ii)                                Payment.  On the fifth day of each month until the Equipment Advance Maturity Date, Borrower shall repay the outstanding Equipment Advance in equal monthly installments constituting principal plus accrued interest as prescribed by Bank.  The entire principal balance and all accrued but unpaid interest on the Equipment Advance shall be due and payable on the Equipment Advance Maturity Date.

(d)                                 Real Estate Facility.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement, a Bank has made one Real Estate Advance to Borrower (recorded as loan number 288-000072-0), and the aggregate principal amount of such Real Estate Advance is three million five hundred thirty six thousand six hundred seventy nine dollars and seventy eight cents ($3,536,679.78).  No further Real Estate Advances shall be made to Borrower.  Borrower shall deliver to Bank a promissory note for the Real Estate Advance in substantially the form attached hereto as Exhibit B-3.  Bank may enforce its rights in respect of the Real Estate Advance under this Agreement without such note.

(ii)                                Payment.  On the fifth day of each of each until the Real Estate Maturity Date, Borrower shall repay the Real Estate Advance in equal installments of principal and interest as prescribed by Bank.  The entire principal balance and all accrued but unpaid interest on the Real Estate Advance shall be due and payable on the Real Estate Maturity Date.

(e)                                  Advances Under EXIM Line.

(i)                                    Amount.  Subject to and upon the terms and conditions of this Agreement, Borrower may request EXIM Advances in an aggregate outstanding amount not to exceed the lesser of (A) the EXIM Line or (B) the EXIM Borrowing Base.  Amounts borrowed pursuant to this Section 2.1(e) may be repaid and reborrowed at any time prior to the EXIM Maturity Date, at which time all EXIM Advances under this Section 2.1(e) shall be immediately due and payable.  Borrower may prepay any Advances without penalty or premium.  Borrower shall deliver to Bank a promissory note for the EXIM Advances in substantially the form attached hereto as Exhibit B-4.  Bank may enforce its rights in respect of the EXIM Advances under this Agreement without such note.

(ii)                                Borrowing Procedure.  Whenever Borrower desires an EXIM Advance, Borrower will notify Bank by facsimile transmission of an advance request in substantially the form of Exhibit C hereto no later than noon Pacific Time on the Business Day that is one (1) Business Day prior to the Business Day on which an EXIM Advance is made.  Bank is authorized to make EXIM Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer.  Bank will credit the amount of Advances made under this Section 2.1(d) to a Borrower’s deposit account, as specified by Borrower.

(iii)                            Payments.  Borrower shall pay interest on the aggregate outstanding principal amount of the EXIM Advances on the fifth day of each month for so long as any EXIM Advances are outstanding.  All EXIM Advances shall be due and payable on the EXIM Maturity Date.

(iv)                             Additional Conditions.  The obligation of Bank to make the initial EXIM Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the Borrower Agreement and an Economic Impact Certification.

2.2                               Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3                               Interest Rates, Payments, and Calculations.

(a)                                 Interest Rates.

(i)                                    Revolving Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of each Revolving Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to the Prime Rate plus 3.25%.

(ii)                                Equipment Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of the Equipment Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 3.00%.

(iii)                            Real Estate Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of the Real Estate Advance shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 3.00%.

(iv)                             EXIM Advance Interest Rate.  Except as set forth in Section 2.3(b), the outstanding principal balance of the EXIM Advances shall bear interest (computed daily on the basis of a 360 day year and actual days elapsed), at a variable rate equal to the Prime Rate plus 3.25%.

Notwithstanding the foregoing, at no time shall the interest rate applied to any Credit Extension be less than 7.50% per annum (computed daily on the basis of a 360 day year and actual days elapsed) (the “Floor Rate”); provided however, in the event Borrower (A) consummates its next round of equity financing (currently contemplated as a Series F Preferred Stock financing) whereby Borrower receives proceeds of at least $13,500,000 (including the conversion of any outstanding convertible debt securities into Borrower’s equity securities) and (B) Borrower achieves at least one calendar quarter with a minimum quarterly EBITDASO of at least $500,000, then the Floor Rate applied to all Credit Extensions shall be 6.50% per annum (computed daily on the basis of a 360 day year and actual days elapsed).

(b)                                 Late Fee/Default Rate.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.  If any payment is not made within 10 days after the date such payment is due, Borrower shall pay Agent a late fee equal to the lesser of (i) 5% of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.

(c)                                  Payments.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be made free and clear of, and without deduction or withholding for, any present or future taxes or other charges imposed by any jurisdiction.  Payments will be made via auto debit from the Borrower’s account at Bank.

(d)                                 Computation. The applicable rate of interest hereunder shall be increased or decreased effective as of the day the Prime Rate is changed as provided in the definition thereof, by an amount equal to such change in the Prime Rate.

(e)                                  Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies.  After the occurrence and continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or other payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Any wire transfer or other payment received by Bank before 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on such Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4                               Fees.  Borrower shall pay to Bank the following:

(a)                                 Facility Fee.  On the Closing Date, a fee equal to $33,850 (which includes an EXIM fee of $16,350) which shall be nonrefundable;

(b)                                 Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due; and

(c)                                  EXIM Fee.  Such other fees as EXIM may charge from time to time.

2.5                               Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3.                                      CONDITIONS OF LOANS.

3.1                               Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)                                 this Agreement;

(b)                                 a financing statement (Form UCC-1);

(c)                                  an audit of the Collateral conducted by an auditor satisfactory to Bank, the results of which shall be reasonably satisfactory to Bank;

(d)                                 a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(e)                                  a certificate of insurance naming Bank as loss payee and additional insured;

(f)                                   payment of the fees and Bank Expenses then due specified in Section 2.4;

(g)                                 current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(h)                                 an intellectual property security agreement

(i)                                    a Warrant in form and substance satisfactory to Bank;

(j)                                    good standing certificates of Borrower;

(k)                                 a ratification and confirmation of the continuing effectiveness of the Deeds of Trust, in form and substance satisfactory to Bank;

(l)                                    a Compliance Certificate in the form of Exhibit C attached hereto, or other mutually agreeable form of such certificate;

(m)                             an endorsement from Bank’s title insurance company to Bank’s title insurance policy with respect to the Deeds of Trust, in form and substance satisfactory to Bank;

(n)                                 delivery of the share certificates representing the Shares and for each share certificate, four instruments of assignment (“Assignment Separate from Certificate”) in substantially similar form as those attached hereto, and any pledge agreement or other documentation as Bank or its legal counsel may reasonably deem necessary or appropriate to perfect Bank’s security interest in the Shares;

(o)                                 evidence of Bank’s perfected security interest in the shares of Global Technology Inc., a corporation organized in the British Virgin Islands and wholly-owned subsidiary of Prime World International Holdings, Ltd. including the delivery of the share certificates of Global Technology Inc. and any share pledge agreement or other documentation, as Bank or its legal counsel may reasonably deem necessary or appropriate; and

(p)                                 such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2                               Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)                                 timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)                                 the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date).  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interest.  Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of Borrower’s covenants and duties under the Loan Documents.  Except as set forth in the Schedule and with respect to motor vehicles and trailers, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.  Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its intellectual property.

4.2                               Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3                               Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4                               Deeds of Trust.  Borrower acknowledges Bank’s continuing security interest pursuant to the Deed of Trust, Assignments, Fixture Filing and Security Agreement dated as of May 19, 2004 and recorded as instrument number 2004063868, by and between Borrower as Trustor (as defined therein), U.F. Service Corporation as Trustee (as defined therein), and Bank as Beneficiary (as defined therein), as amended and supplemented from time to time; and Borrower also acknowledges Bank’s continuing security interest in the property located on the tract of land containing 2.8911 acres (125,936 square feet) situated in the Brown & Belknap League, Abstract No. 14, Fort Bend County, Texas, recorded as instrument number 2008024303 (collectively, the “Deeds of Trust”).

4.5                               EXIM.  Upon the occurrence and continuation of an Event of Default, in the event EXIM seeks to exercise remedies with respect to the Collateral, Bank will assign such portion of its security interest in the Loan Documents and the Collateral as EXIM reasonably requests to effect such exercise.

4.6                               Pledge of Shares.  Borrower pledges, assigns and grants to Bank a security interest in all the Shares held or owned of record by Borrower, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations.  On the Closing Date, the certificate or certificates for the Shares will be delivered to Bank, accompanied by instruments of assignment duly executed in blank by Borrower.  To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer Bank to reflect the pledge of the Shares.  Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the relevant Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms.  All such rights to vote and give consents, waivers and ratifications shall be suspended upon the occurrence and continuance of an Event of Default.

5.                                      REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1                               Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of the state in which it is incorporated and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.2                               Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3                               No Prior Encumbrances.  Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens as determined to exist from time to time.

5.4                               Collateral.  Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  All Collateral is located solely in the United States.  Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.5                               Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects other than defects at such rate of occurrence as are customary and usual for information technology and consumer electronic goods and software.

5.6                               Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers or other third parties in the ordinary course of business.  Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and except as disclosed in the Schedule, no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.  Borrower’s rights as licensees of any individual licensor of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given quarter, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement other than agreements entered into by Borrower with licensors, vendors and business partners in the ordinary course of Borrower’s business.

5.7                               Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement.  The chief executive office of Borrower is located in the United States at the address indicated in Section 10 hereof.

5.8                               Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.9                               No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10                        Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.11                        Compliance with Laws and Regulations.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could have a Material Adverse Effect.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the

Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all Environmental Laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which would reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes would not reasonably be expected to have a Material Adverse Effect.

5.12                        Subsidiaries.  Except as disclosed on the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.13                        Government Consents.  Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.14                        Inbound Licenses.  Except as disclosed on the Schedule, Borrower is not a party to, nor is bound by, any license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.15                        Bona Fide Accounts.  The Accounts are bona fide existing obligations.  The property giving rise to such Accounts has been delivered to the account debtor or to the account debtor’s agent for immediate shipment to and unconditional acceptance by the account debtor.

5.16                        Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement.  There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares.  The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable.  The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.17                        Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.                                      AFFIRMATIVE COVENANTS.

Borrower shall do all of the following:

6.1                               Good Standing and Government Compliance.  Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in each jurisdiction under whose laws Borrower and its Subsidiaries are organized, and shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so would reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2                               Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:

(a)                                 as soon as available, but in any event within 20 days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within 150 days after the end of Borrower’s fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; and (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time. Notwithstanding the foregoing, Borrower shall deliver its audited consolidated and consolidating financial statements for 2008 no later than June 30, 2009.

(b)                                 Within 20 days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D-1 hereto, together with an inventory report in format satisfactory to Bank and aged listings by invoice date of accounts receivable and accounts payable.  Within 20 days after the last day of each month in which EXIM Advances are outstanding, Borrower shall deliver to Bank an Export Related Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D-2 hereto, together with aged listings by payment due date of foreign accounts receivable and accounts payable, a summary report of export purchase orders and an inventory report in format satisfactory to Bank

(c)                                  Within 20 days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit E hereto.

(d)                                 As soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(e)                                  Within 30 days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

(f)                                   Within 20 days after the last day of each month, Borrower shall deliver to Bank a monthly summary of Export Purchase Orders, and within 20 days after the last of each quarter, Borrower shall deliver to Bank copies of approximately ten percent (10%) of all actual Export Purchase Orders, as a sample representation of all Export Purchase Orders.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Domestic Borrowing Base Certificate, the Export Related Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3                               Collateral Audits.  Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing.

6.4                               Current Ratio.  Borrower shall maintain, as of the last day of each month starting with month ending May 31, 2009, a Current Ratio equal to or greater than 1.20 to 1.00.

6.5                               Total Liabilities to Tangible Net Worth Ratio.  Borrower shall maintain as of the last day of each month starting with month ending May 31, 2009 and through month ending June 30, 2010, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.20 to 1:00; and as of the last day of each month following June 30, 2010, a ratio of Total Liabilities to Tangible Net Worth not greater than 1.10 to 1.00.

6.6                               Minimum EBITDASO.  Borrower shall maintain a minimum quarterly EBITDASO of at least the following amounts:

Quarter(s) Ending	Amount
June 30, 2009:	(loss not to exceed $600,000)
September 30, 2009:	$500,000
December 31, 2009:	$1,000,000
March 31 of each year starting 2010:	$300,000
June 30, September 30 and December 31 of each year starting 2010:	$1,000,000

6.7                               Inventory; Returns.  Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Borrower shall cause all returns by their customers and terminations of customer agreements to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist from time to time.  Borrower shall promptly notify Bank of all terminations of customer agreements, and of all customer disputes and customer claims, where the termination, dispute or claim involves more than two hundred fifty thousand dollars ($250,000).

6.8                               Taxes.  Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.9                               Insurance.

(a)                                 Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof, but no less than the sum of the book value of domestic Equipment and domestic Inventory.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.  Borrower, at its expense, shall keep the Real Estate insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in an amount no less than the replacement cost  and on terms reasonably acceptable to Bank.

(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.10                        Primary Depository.  Borrower shall maintain all its depository and operating accounts with Bank and its investment accounts with Bank or Bank’s Affiliates.

6.11                        Registration of Intellectual Property Rights.

(a)                                 Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)                                 Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)                                  Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d)                                 Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e)                                  Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f)                                   Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.11, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.11 to take but which Borrower fails to take, after 15 days’ notice to Borrower.  Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.11.

6.12                        Global Technology Inc.  Borrower shall cause Prime World International Holdings, Ltd. to execute and deliver such instruments and take such action as may reasonably be requested by Bank to effectuate the perfection of Bank’s security interest in the capital stock of Global Technology Inc.

6.13                        Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.                                      NEGATIVE COVENANTS.

Borrower will not do any of the following:

7.1                               Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business, assets or property, other than Transfers in the ordinary course of business.

7.2                               Change in Name or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name without 30 days prior written notification to Bank; terminate or replace its chief executive officer or chief financial officer or other executive level officer without prior written approval of Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; or have a Change in Control.

7.3                               Mergers or Acquisitions.  With prior written consent of Bank, which consent shall not be unreasonably withheld, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into any Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed the payment of any amount or the incurrence of any liability greater than $250,000 during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4                               Indebtedness.  Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except Indebtedness to Bank.

7.5                               Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Bank that prohibits or otherwise restricts Borrower from encumbering any of its property other than restrictions in equipment leases or equipment financing documents on Liens on the specific equipment being leased or financed.

7.6                               Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may repurchase the stock of employees or former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase without the consent of Bank.

7.7                               Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.8                               Transactions with Affiliates.  Except as set forth in the Schedule, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9                               Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10                        Inventory and Equipment.  Store the Eligible Inventory with a bailee, warehouseman, or similar party (for the avoidance of doubt, such “similar party” shall not include a landlord) unless Bank has received a pledge of the warehouse receipt covering such Inventory.  Except for Inventory sold in the ordinary course of business and except for such other locations as Borrower may determine is reasonably necessary for the conduct of its business, Borrower shall keep the Eligible Inventory only at the location set forth in Section 10 hereof, the locations set forth in the Schedule and such other locations of which Borrower give Bank prior notice.

7.11                        Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply in any material respect with the Federal Fair Labor Standards Act or violate any law or regulation, which violation is reasonably likely to have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1                               Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2                               Covenant Default.

(a)                                 If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)                                 If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within 10 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the 10 day period or cannot after diligent attempts by Borrower be cured within such 10 day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3                               Material Adverse Change.  If there occurs any circumstance that could have a Material Adverse Effect.

8.4                               Attachment.  If any material portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days or in any event not less than five (5) Business Days prior to the date of any proposed sale thereunder, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a material judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5                               Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 30 days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6                               Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $100,000 or that would reasonably be expected to have a Material Adverse Effect;

8.7                               Global Technology, Inc.  If there is a default or other failure to perform by Global Technology, Inc. with respect to its credit facility and/or loan agreement with Bank’s affiliated lender in China.

8.8                               Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.9                               Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 30 days (provided that no Credit Extensions will be made prior to the satisfaction or stay of the judgment);

8.10                        Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document;

9.                                      BANK’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)                                 Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between a Borrower and Bank;

(c)                                  Require that Borrower (i) deposit cash with Bank in an amount equal to the amount of any letters of credit remaining undrawn, as collateral security for the repayment of any future drawings under such letter of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letters of credit fees scheduled to be paid or payable over the remaining term of the letters of credit;

(d)                                 Settle or adjust disputes and claims directly with account debtors for amounts, subject to a notice sent to the Borrower, upon terms and in whatever order that Bank reasonably considers advisable;

(e)                                  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)                                   Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(g)                                 Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)                                 Dispose of the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate.  Bank may sell the Collateral without giving any warranties as to the Collateral;

(i)                                    Bank may credit bid and purchase at any public sale;

(j)                                    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k)                                 Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2                               Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form  intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred.  The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3                               Accounts Collection.  After the occurrence of an Event of Default that continues, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Borrower shall collect all amounts owing to Borrower, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4                               Right of Set-off.  Subject to Section 2, in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default, Bank is authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by Bank (including, without limitation, by branches and agencies of Bank wherever located) to or for the credit or the account of Borrower against and on account of the Obligations and liabilities of Borrower to Bank under this Agreement or under any of the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

9.5                               Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line or EXIM Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.  After the occurrence of an Event of Default which continues, Borrower shall reimburse Bank, upon demand, for all costs and expenses, including reasonable attorney’s fees, incurred in connection with any of the Loan Documents.

9.6                               Bank’s Liability for Collateral.  So long as Bank (i) complies with reasonable banking practices, (ii) is not grossly negligent, or (iii) does not engage in willful misconduct with respect to the Collateral, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral not consented to by Bank shall be borne by Borrower.  Any surplus remaining after payment in full of the Obligations from the proceeds of the liquidation of any of the Collateral, shall be paid to Borrower as provided by law.

9.7                               Shares.  Borrower recognizes that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.  Upon the occurrence of an Event of Default which continues, Bank shall have the right to exercise all such rights as a secured party under the California Uniform Commercial Code as it, in its sole judgment, shall deem necessary or appropriate, including without limitation the right to liquidate the Shares and apply the proceeds thereof to reduce the Obligations.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to enforce Borrower’s rights against any Subsidiary, including the right to compel any Subsidiary to make payments or distributions owing to Borrower.

9.8                               Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.9                               Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	APPLIED OPTOELECTRONICS, INC.
13115 Jess Pirtle Blvd. Sugar Land, TX 77478 Attn: Thompson Lin Attn: N. Stephan Kinsella FAX: (281) 295-1889

If to Bank:

UNITED COMMERCIAL BANK

United Commercial Bank

555 Montgomery Street, 4th Floor

San Francisco, CA 94111

Attn: Technology Banking Group #288

Phone : (408) 496-5406

Fax: (408) 748-1268

Additional Contact Person: Yu-Fu Lin

FAX:  (408) 748-1268

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.                               JURY TRIAL WAIVER, JUDICIAL REFERENCE.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWER AND BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, BANK AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Borrower and, by its acceptance of the benefits hereof, Bank each (i) acknowledges that this waiver is a material inducement for Borrower and Bank to enter into a business relationship, that Borrower and Bank have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings, and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court. IF THIS JURY TRIAL WAIVER IS NOT ENFORCEABLE THE PARTIES HERETO WILL RESOLVE ALL CLAIMS, DISPUTES AND OTHER MATTERS BY JUDICIAL REFERENCE UNDER CODE OF CIVIL PROCEDURE SECTION 638 ET SEQ. BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF NONE, BY A REFEREE APPOINTED BY THE PRESIDING JUDGE OF THE CALIFORNIA SUPERIOR COURT FOR SANTA CLARA COUNTY.

12.                               GENERAL PROVISIONS.

12.1                        Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2                        Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3                        Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5                        Restatement; Amendments in Writing, Integration.  This Agreement amends and restates, without novation, the terms under which Bank will advance credit to Borrower and Borrower will repay Bank.  All security agreements and financing statements previously executed or filed continue to perfect the security interest of Bank in Borrower’s property.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7                        Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8                        Confidentiality.  In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9                        Borrower Agreement.  The terms of the Borrower Agreement shall control in the event of any conflict between the terms of this Agreement and the Borrower Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

APPLIED OPTOELECTRONICS, INC.

By:	/s/ Lin, Chih-Hsiang

Title:	President/CEO

UNITED COMMERCIAL BANK

By:	/s/ Yu-Fu Lin

Title:	FVP and Manager

DEBTOR:	APPLIED OPTOELECTRONICS, INC.

SECURED PARTY:	UNITED COMMERCIAL BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

The Collateral shall consist of all right, title and interest of Borrower in and to the property of Borrower, whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)                                 all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)                                 all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the forgoing, or any parts thereof or any underlying or component elements of any of the forgoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)                                  all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)                                 all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)                                  any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

1

EXHIBIT B-1

WORKING CAPITAL FACILITY NOTE

$8,000,000	September , 2007
Santa Clara, California

FOR VALUE RECEIVED, the undersigned, Applied Optoelectronics, Inc. (the “Borrower”), HEREBY PROMISES TO PAY to the order of United Commercial Bank (the “Bank”) at its Principal Office located at 5201 Great American Parkway, Suite 300, Santa Clara, CA 95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of EIGHT MILLION DOLLARS ($8,000,000) or so much of the Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Loan and Security Agreement dated as of the date hereof by and between Bank and Borrower (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein are used in this Working Capital Facility Note as defined in the Loan Agreement.

This Working Capital Facility Note is entitled to the benefits of, the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Working Capital Facility Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Working Capital Facility Note upon the terms and conditions specified in the Loan Agreement.  This Working Capital Facility Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrower and Bank in respect to such Collateral.

Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Advances as determined in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360) day year for the actual days elapsed.

Borrower waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Working Capital Facility Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Working Capital Facility Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Working Capital Facility Note shall be governed and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Working Capital Facility Note as of the date and year first above written.

APPLIED OPTOELECTRONICS, INC.

By:

Title:

2

EXHIBIT B-2

EQUIPMENT ADVANCE NOTE

$4,500,000	September , 2007
Santa Clara, California

FOR VALUE RECEIVED, the undersigned, Applied Optoelectronics, Inc. (the “Borrower”), HEREBY PROMISES TO PAY to the order of United Commercial Bank (the “Bank”) at its Principal Office located at 5201 Great American Parkway, Suite 300, Santa Clara, CA 95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000) or so much of the Equipment Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Loan and Security Agreement dated as of the date hereof by and between Bank and Borrower (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein are used in this Equipment Advance Note as defined in the Loan Agreement.

This Equipment Advance Note (the “Equipment Advance Note”) is entitled to the benefits of, the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Equipment Advance Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Equipment Advance Note upon the terms and conditions specified in the Loan Agreement.  This Equipment Advance Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrower and Bank in respect to such Collateral.

Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Equipment Advances as determined in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrower waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Equipment Advance Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Equipment Advance Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Equipment Advance Note shall be governed and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Equipment Advance Note as of the date and year first above written.

APPLIED OPTOELECTRONICS, INC.

By:

Title:

3

EXHIBIT B-3

REAL ESTATE ADVANCE NOTE

$3,756,031	September , 2007
Santa Clara, California

FOR VALUE RECEIVED, the undersigned, Applied Optoelectronics, Inc. (the “Borrower”), HEREBY PROMISES TO PAY to the order of United Commercial Bank (the “Bank”) at its Principal Office located at 5201 Great American Parkway, Suite 300, Santa Clara, CA 95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of THREE MILLION SEVEN HUNDRED FIFTY SIX THOUSAND THIRTY ONE DOLLARS ($3,756,031) or so much of the Real Estate Advance (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Loan and Security Agreement dated as of the date hereof by and between Bank and Borrower (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein are used in this Equipment Advance Note as defined in the Loan Agreement.

This Real Estate Advance Note (the “Real Estate Advance Note”) is entitled to the benefits of, the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this Real Estate Advance Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Real Estate Advance Note upon the terms and conditions specified in the Loan Agreement.  This Real Estate Advance Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrower and Bank in respect to such Collateral.

Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the Real Estate Advances as determined in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrower waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this Real Estate Advance Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this Real Estate Advance Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This Real Estate Advance Note shall be governed and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Real Estate Advance Note as of the date and year first above written.

APPLIED OPTOELECTRONICS, INC.

By:

Title:

4

EXHIBIT B-4

EXIM LINE PROMISSORY NOTE

$5,000,000	February , 2008
Santa Clara, California

FOR VALUE RECEIVED, the undersigned, APPLIED OPTOELECTRONICS, INC. (the “Borrower”), HEREBY PROMISES TO PAY to the order of United Commercial Bank (the “Bank”) at its Principal Office located at 5201 Great American Parkway, Suite 300, Santa Clara, CA 95054, or at such other place as Bank may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal amount of five million dollars ($5,000,000) or so much of the EXIM Advances (as defined in the Loan Agreement (defined below)) as may be advanced from time to time, together with interest from the date of disbursement computed on the principal balances hereof from time to time outstanding as set forth in the Loan and Security Agreement dated the date hereof by and between Bank and Borrower (the “Loan Agreement”).  The Loan Agreement is incorporated herein by this reference in its entirety.  Capitalized terms used but not otherwise defined herein are used in this EXIM Line Promissory Note as defined in the Loan Agreement.

This EXIM Line Promissory Note is entitled to the benefits of, the Loan Agreement.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity of this EXIM Line Promissory Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this EXIM Line Promissory Note upon the terms and conditions specified in the Loan Agreement.  This EXIM Line Promissory Note is also secured by the Collateral described in the Loan Agreement, and reference to the Loan Agreement is hereby made for a description of the rights of Borrower and Bank in respect to such Collateral.

Borrower further promises to pay interest on the unpaid principal amount hereof outstanding from time to time from the date hereof until payment in full hereof at the rate (or rates) from time to time applicable to the EXIM Advances as determined in accordance with the Loan Agreement.  Interest shall be calculated on the basis of a three hundred sixty (360)-day year for the actual days elapsed.

Borrower waives demand, presentment and protest, and notice of demand, presentment, protest and nonpayment.  Except as otherwise provided in the Loan Agreement or other Loan Documents, Borrower waives all rights to notice and hearing of any kind upon the occurrence of an Event of Default prior to the exercise by Bank of its rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

If this EXIM Line Promissory Note is not paid when due, whether at its specified or accelerated maturity date, Borrower promises to pay all costs of collection and enforcement of this EXIM Line Promissory Note, including, but not limited to, reasonable attorneys’ fees and costs, incurred by Bank hereof on account of such collection or enforcement, whether or not suit is filed hereon.

This EXIM Line Promissory Note shall be governed and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed and delivered this EXIM Line Promissory Note as of the date and year first above written.

APPLIED OPTOELECTRONICS, INC.

By:

Title:

5

EXHIBIT C

LOAN ADVANCE/PAYDOWN REQUEST FORM

TO: United Commercial Bank	DATE:	TIME:
FAX #: (408) 748-1268

FROM:	APPLIED OPTOELECTRONICS, INC.	TELEPHONE REQUEST (For Bank Use Only):

	Authorized Signer’s Name	The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

Authorized Signature (Borrower)
Authorized Request & Phone #
PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for an advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)	YES	NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

EXHIBIT D-1

DOMESTIC BORROWING BASE CERTIFICATE

East West Bank - Asset Based Lending

Borrowing Base Certificate -Domestic ABL

The undersigned certifies to East West Bank that:
The following accounts are true and correct as of

A. Accounts Receivable
1. Previous Accounts Receivable Ending Balance
2. Plus: New sales as posted through:		$—
3. Plus: Other additions (debit adjustments, etc)		$—
4. Total Additions: (line 2 + line 3):			$—
5. Less: Collections as posted through		$—
6. Less: Credit memo, discounts, credit adjustments, etc		$—
7. Total Deductions: (Line 5 + Line 6)			$—
8. Accounts Receivable as of:			$—
9. Less: Ineligible Accounts Receivable
Over 90 Days from invoice date
Cross-Aging > 50%	$—
Credit Memos > 90 Days from invoice date	$—
Affiliate/Inter-Company/Employee	$—
Foreign Receivables	$—
Concentration > 25%	$—
Concentration > 40% -Cisco
C. O. D., etc.	$—
Contra Accounts	$—
Government	$—
Total Ineligible Accounts Receivable		$—
10. Eligible Receivables		$—
11. Times Rate of Advance (% of Line 10)	80%	$—
12. Accounts Receivable Borrowing Base (not to exceed)	$3,500,000		$—

B. Inventory
13. Gross Inventories as of
14. Less: Ineligible Inventory
Work in Progress	$—
Supplies	$—
Packaging Materials	$—
Allowance/Provision for Obsolete Inventory
Total Ineligible Inventory		$—
15. Eligible Inventory		$—
16. Times Rate of Advance (% of Line 15) with 50% of Total Base	30%	$—

17. Inventory cap	$1,000,000

18. Inventory Borrowing Base with 50% of Total Base (not to exceed line 17)			$—

C. Equipment
19. Orderly Liquidation Value as of
20. Times Rate of Advance (% of Line 19)	50%	$—

21. Equipment cap	$1,550,000

22. Equipment Borrowing Base (not to exceed line 22)			$—

23. Total Eligible AR, Inventory & Equipment ($3,500,000 or Line 12 plus Line 18, whichever is less)			$—
24. East West Bank Obligations
Clean Advances /Revolving Working Capital
25. Total East West Bank Obligations as of:			$—
26. Net Availability (Line 23 - Line 25)			$—

(Note: if Negative — Repayment Required)

The above listed collateral is subject to a security interest in favor of East West Bank pursuant to the terms of the Loan Agreement[s] executed between the Bank and the undersigned.  Borrower represents and warrants that inventory listed above is owned by Borrower free and clear of any and all liens and encumbrances other than said security interest in favor of East West Bank. The undersigned hereby warrants and represents to Bank that the Borrower is in full compliance with the Terms and Conditions of the Agreement, and related documents, that the collateral is bona fide and accurate, and certifies that the foregoing and any attachments to this report are true and correct.

Applied Optoelectronics, Inc.

(Signature)	(Date)

(Title)

EXHIBIT D-2

EXIM BORROWING BASE CERTIFICATE

Export-Import Bank of the United States

Working Capital Guarantee Program  —  Optional Form of Borrowing Base Certificate (Rev. 11/05)

Borrower:	Applied Optoelectronics, Inc				Ex-Im Bank Guarantee No.:

Covers Period From:					To:

Line:						For Borrowing Base Certificates “as of” month-end:
1	Beginning Gross A/R (Line 5, previous Certificate)					5(a) Total Ending A/R this Borrowing Base, Line 5:
2	Add:	Export sales since last Certificate	0.00			5(b) Total A/R per General Ledger:	0
3	Less:	- Payments Received	0.00			Gen. Ledger Date:
4		- Credit Memos/other adjustments	0.00			5(c) Total A/R per Accounts Receivable Aging:
5	Ending Gross A/R (carry to Line 1, next Certificate)		0.00			A/R Aging Date:
	Less A/R Exclusions from Borrowing Base, per most recent A/R aging:					Attach reconciliation of differences between Lines 5(a), 5(b), and 5(c).
6		- Ineligible Retainages	0.00
7		- Past Due —>				—> Over 60 days past due, OR over 90 days past due if insured.
8		- Other, Drop Shipment
9	Eligible RETAINAGE A/R —>		0.00			—> EX-IM BANK APPROVAL IS REQUIRED!
10		@ Advance Rate	25.00%	Loanable Value:	0
11	Eligible A/R (NON-RETAINAGE)		—
12		@ Advance Rate	90.00%	Loanable Value:	—
13	Eligible Export-Related Overseas A/R —>		0.00			—> EX-IM BANK APPROVAL IS REQUIRED!
14		@ Advance Rate	70.00%	Loanable Value:	0	* OPTIONAL - OR use month-end figures throughout the month (without reporting intra-month activity)

15	Beginning Inventory (Line 18 of previous Certificate)
* 16	Add:	“Ins” since last Certificate	0.00			** PROVIDE BREAKDOWN OF LINE 18: (Total should equal Line 18)
* 17	Less:	“Outs” since last Certificate	0.00
** 18	Ending Inventory (carry to Line 15 of next Certificate)		0.00			Raw Materials:	0
19	Less Inventory Exclusions from Borrowing Base (if any)		0.00			Work In Process:	0
20	Eligible Inventory		0.00			Finished Goods:	0
21		@ Advance Rate	75.00%	Loanable Value:	—	Total Inventory:	0
22	Eligible Export-Related Overseas Inventory —>		0.00			—> EX-IM BANK APPROVAL IS REQUIRED!
23		@ Advance Rate	60.00%	Loanable Value:	0

*** 24	Cash or Cash Equivalents (if any) @ 100% =		0.00		0
25	Other Collateral (if any) - Describe:
		Amount:	0.00
26	Advance Rate for Collateral on Line 25:		0.00%	Loanable Value:	0

	TOTAL LOANABLE COLLATERAL
	Less:	Reserves for Letters of Credit (L/Cs)
27		- Non-Warranty L/Cs (from Line D below)	0.00	@ 25% =	0	*** Warranty Letters of Credit MUST be at least 100% collateralized, OF WHICH at least 25% MUST consist of cash and/or cash equivalents.
*** 28		- Warranty L/Cs (from Line G below)	0.00	@ 100% =	0
29	LOANABLE COLLATERAL AVAILABLE TO SUPPORT DISBURSEMENTS			=	—

Line:				Line:		(Yes/No)	If the answers to M, N, O, and P are all “Yes”, it is anticipated that the Borrowing Base parameters will be acceptable for the Lender to make a Disbursement and/or issue a Letter of Credit.
A	Authorized Ex-Im Bank Maximum Amount		0.00	M	Is Line H greater than or equal to Line L?	Yes
	Less Set-aside for Letters of Credit (L/Cs) (both Standby and Commercial L/Cs):			N	Is Line 29 greater than or equal to Line L?	Yes

	- NON-Warranty Letters of Credit:			O	Does Borrowing Base comply with maximum 60% Inventory Reliance (MGA, Section 4.06)? (See Sample Borr. Base Calc., Appenix B to Manual, for examples.)
B	...previously issued (Line D from previous Certificate)		0.00
C	...to be issued per this request		0.00
D	Total NON-Warranty L/Cs (carry to Line B, next Cert.)		0.00	P	Do all Eligible A/R & Inv comply with Country
	- WARRANTY Letters of Credit:				Limitation Schedule?
E	...previously issued (Line G from previous Certificate)		0.00
F	...to be issued per this request		0.00
G	Total Warranty L/Cs (carry to Line E, next Certificate)		0.00
	Total Letters of Credit (Lines D + G)		0.00		CERTIFICATION OF BORROWER:
H	PORTION OF MAXIMUM AMOUNT (Line A)
	AVAILABLE FOR DISBURSEMENTS		0.00
					By:	(Sign)
I	Beginning Loan Balance (Line L, previous Certificate)				(Print)
J	Less:	Principal Payments Received	0.00		Title:
K	Add:	Disbursement(s) Requested	0.00		Date:
L	Ending Loan Balance (carry to Line I, next Certificate)		0.00

			0.00

EXHIBIT E
COMPLIANCE CERTIFICATE

Borrower:	Applied Optoelectronic, Inc.	Lender:	Technology & Commercial Banking Group
	13115 Jess Pirtle Blvd.,		2305 Mission College Blvd, #988
	Sugar Land, TX 77478		Santa Clara, CA 95054
Loan Number:	A) 87813118 / B) 87811520 C) 87812755 / D) 87812756
Commitment:	A) $3,500,000 EXIM RLOC B) $3,500,000 RLOC	Account Officer:	Lisa Chang
	C) $2,137,000 Equipment Loan	Underwriter:	Lisa Chang
D) $3,537,000 CRE

The undersigned is authorized Officer of Applied Optoelectronic, Inc hereby certifies that in accordance with the terms and conditions of the Loan & Security Agreement dated September 6, 2007, Amendment to Loan and Security Agreement dated February 20, 2008,  Amendment to Loan and Security Agreement dated March 31, 2009, Amendment to Loan and Security Agreement dated April 1, 2009, Amended and Restated Loan and Security Agreement dated June 30, 2009, the Borrower is in complete compliance for the period ended                       of all required terms and conditions except as noted below. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistent from one period to the next except as explained in an accompanying letter of footnotes.

Please indicate compliance status by circling Met/Not Met under “Complies” column.

REPORTING COVENANTS	REQUIRED	COMPLIANCE
Annual CPA Audited Financial Statements	w/in 150 days from FYE (12/31)	MET/NOT MET
Monthly Co. prepared Financial Statements	w/in 20 days from Monthly end	MET/NOT MET
Monthly Compliance Certificate	w/in 20 days from Monthly end	MET/NOT MET
Monthly A/R aging, A/P reports and Inventory list	w/in 20 days from Monthly end	MET/NOT MET
Monthly Borrowing Base Certificate	w/in 20 days from Monthly end	MET/NOT MET
Monthly EXIM Borrowing Base Certificate	w/in 20 days from Monthly end	MET/NOT MET
Monthly Foreign A/R Aging, AP Aging and Inventory list	w/in 20 days from Monthly end	MET/NOT MET
Monthly Summary of Export Purchase Order and copies of Actual Pos (10% sample) shall be submitted	w/in 20 days from Monthly end	MET/NOT MET

FINANCIAL COVENANTS	REQUIRED	ACTUAL	COMPLIES
Minimum Monthly Current Ratio:	1.20:1.00	:1.00	MET/NOT MET

(Note: if the loan (or line of credit) borrowed by Global Technology, Inc. in China by pledging the real estate collateral has a term of 1 year or shorter, only 1/3 of the loan shall be counted as current liability.)

Minimum Quarterly EBITDASO:
(a) 04/01/09 to 06/30/09	$(600,000)	MET/NOT MET
(b) 07/01/09 to 09/30/09	$500,000	MET/NOT MET
(c) 09/30/09 to 12/31/09	$1,000,000	MET/NOT MET
(d) Each of Q1 after 12/31/09	$300,000	MET/NOT MET
(e) Each of Q2, Q3 and Q4 after 12/31/09	$1,000,000	MET/NOT MET

**EBITDASO: Earning Before Interest, Tax, Depreciation, Amortization and Stock Option Expense**

Maximum Monthly Debt/Tangible Net Worth (“TNW”)	1.20:1.00 until 6-30-10)	:1.00	MET/NOT MET

OTHERS:

Comments regarding exceptions:

Very truly yours,

By:
Name:	Chih-Hsiang Lin (aka Thompson Lin)
Title:	CEO & Chairman